Exhibit 10.55

Execution Version

COMMERCIALIZATION AGREEMENT

This  Commercialization Agreement (this “Agreement”) is made as of the date last signed by the Parties (the “Effective Date”), by and between United Therapeutics Corporation, a corporation incorporated under the laws of Delaware and having a place of business at 55 T.W. Alexander Drive, Research Triangle Park, North Carolina 27709 (“UT”), and Medtronic, Inc., a corporation incorporated under the laws of the State of Minnesota and having its place of business at 8200 Coral Sea Street NE, Mounds View, Minnesota 55112 (“Medtronic”), each a “Party”, collectively the “Parties.”

RECITALS

WHEREAS, Medtronic is in the business of developing and marketing implantable infusion pumps, catheters, programmers and accessories, among other products;

WHEREAS, UT is in the business of developing and marketing various pharmaceuticals;

WHEREAS, the Parties wish to collaborate on the commercialization in the United States of the delivery of Remodulin® (treprostinil) injection drug to patients with pulmonary arterial hypertension using Medtronic implantable pumps, catheters, and programmers, and related Medtronic accessories;

WHEREAS, the Parties are obtaining and intend to maintain certain insurance coverage to mitigate potential liability under this Agreement; and

WHEREAS, contemporaneously with this Agreement, the Parties have entered into that certain Safety Data Exchange Agreement, pursuant to which the Parties agree to and define the responsibilities that the Parties will employ to ensure safety related data exchange between the Parties and to meet all reporting requirements under current applicable international and local laws, regulations, and guidelines (as such agreement may be amended from time-to-time in accordance with its terms, the “Safety Data Exchange Agreement”).

TERMS OF AGREEMENT

NOW THEREFORE, in consideration of the mutual promises and covenants of the parties contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, do hereby agree as follows:

SECTION 1

Definitions

As used in this Agreement, the following terms shall have the meanings set forth or as referenced below.  The meanings of defined terms in this Agreement shall be equally applicable to the singular and plural forms of the defined terms.

“Affiliate” means, with respect to a particular Party, any other Person that directly or indirectly controls, is controlled by, or is in common control with such party.  As used in this definition of “Affiliate”, the term “controls” (with correlative meanings for the terms “controlled by” and “under common control with”) means the ownership, directly or indirectly, of twenty percent (20%) or more of the voting securities or other ownership interest of entity, or the possession, directly or indirectly, of the power to direct the management or policies of the entity, whether through the ownership of voting securities, by contract, or otherwise.

“Applicable Law” means (i) all applicable laws, rules and regulations, including any applicable rules, regulations, permits (including Approvals) or other requirements of Governmental Authorities that may be in effect in the Territory from time to time during the term of this Agreement, including the Act, Anti-Corruption Laws, the PDMA, and all federal, state or local statutes, laws, ordinances, regulations or relating to employment, safety and health of employees and the withholding and payment of required taxes with respect to employees; (ii) the PhRMA Code on Interactions with Healthcare Professionals; and (iii) the AdvaMed Code of Conduct on Interactions Healthcare Professionals.

“Act” means the Federal Food, Drug, and Cosmetic Act, as amended from time to time, together with any rules, regulations, guidances, guidelines and requirements of the FDA as may be in effect from time to time.

“Anti-Corruption Laws” means the Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, the Anti-Kickback Statute, the False Claims Act and any other applicable anti-bribery and anti-corruption laws and laws for the prevention of fraud, abuse, racketeering, money laundering or terrorism.

“Approval” means, with respect to the use of the ISR with the Drug for PAH Therapy in a particular jurisdiction, the regulatory approvals, licenses, 510(k) clearances, registrations or authorizations, necessary for marketing or commercialization with respect to such ISR in such jurisdiction, or with respect to the Drug for use with the ISR in such jurisdiction, as applicable.

“Accessories” means accessories related to the System and which may be used in connection with an ISR Procedure, including specifically those defined in Exhibit A, which may be modified by Medtronic from time to time, upon notice to UT, to reflect changes to the description of the Accessories.

“Business Day” means a day other than a Saturday, Sunday or national holiday on which commercial banks in the State of New York are open for the transaction of commercial banking business.

“Commercially Reasonable Efforts” means the efforts, expertise, expenses and resources normally used by a Party to manufacture and commercialize a product or compound owned by it or to which it has rights, which is of similar market potential at a similar stage in its development or product life, taking into account issues of safety and efficacy, product profile, competitiveness of the marketplace for the product, the proprietary position of the compound or product, the regulatory structure involved, the availability and level of reimbursement for treatment using the product or compound by commercial or private or governmental Third Party payors or health insurance plans, and the potential profitability of the Party undertaking such efforts with respect to the applicable product(s) marketed or to be marketed. The Parties agree that Commercially Reasonable Efforts shall not require a Party to expend efforts, expertise, expenses, and resources that such Party would not normally expend to manufacture and commercialize a product or compound owned by it or to which it has rights, taking into account the foregoing factors. For clarity, “Commercially Reasonable Efforts” does not require: (i) UT to materially disadvantage any currently marketed products (such as Remodulin®, Tyvaso® or Orenitram®) or products currently under development or which may in the future enter development (including without limitation RemoPro™, RemUnity™, esuberaprost, Treprostinil Technosphere® and Trevyent® and any additional delivery devices and formulations for the administration of treprostinil), the success of any of which may substantially diminish efforts and resources devoted to the Commercialization of the ISR; or (ii) Medtronic to materially disadvantage any currently marketed products (such as 8637-20/8637-40 SynchroMed II Pumps, 8840 N’Vision Programmer, 8870 N’Vision Application Card, 8578 Sutureless Pump Connector Revision Kit, 8598A Catheter Revision Kit, 8709SC Intrathecal Catheter, 8731SC Intrathecal Catheter, 8781/8780 Ascenda Intrathecal Catheter, 8784 Ascenda Intrathecal Catheter Pump Segment Revision Kit, 6208BTKL1/6208BTK-1 Introducers,   6232ADJ Adjustable Slitter, 3655 Tunneling Tool, 8551 Refill Kit, 8880T20 Clinician Telemetry Module, A810 Clinician Programmer SMII SW App, Model CT900A Clinician Tablet Programmer, 8580 N’Vision Report Link Programmer Export System) or products currently under development or which may in the future enter development, the success of any of which may substantially diminish efforts and resources devoted to the Commercialization of the ISR; or (iii) either Party to undertake any efforts that such Party determines in its sole discretion would pose any material safety or regulatory compliance issues.

“Development Agreement” means the Development and Co-Marketing Agreement effective June 26, 2009 by and between the Parties, as amended from time-to-time.

“Drug” means UT’s Remodulin® (treprostinil) Injection, in the formulation(s), synthesis and other specifications as may be more fully described in Exhibit A, which may be modified by UT from time to time, upon written notice to Medtronic, as to Drug specifications. If any modification would cause any Approval to no longer be valid, UT shall inform Medtronic of such modification with sufficient time for the Parties to update the Approval (at the sole cost of UT) and until such Approval is obtained, the relevant obligations of Medtronic under this Agreement shall be suspended.

“Focus Territories” means the following countries:  United Kingdom, Canada, France, Germany, Italy, and Japan.

“Governmental Authority” means any supranational, federal, national, state, local, municipal, or provincial government, whether domestic or foreign, any court of competent jurisdiction, any administrative, regulatory (including any stock exchange) or other governmental agency, commission, instrumentality or authority or any non-governmental self-regulatory agency, commission or authority.

“Government Official” means (A) any individual employed by or acting on behalf of a Governmental Authority, (B) any political party, party official or candidate, (C) any individual who holds or performs the duties of an appointment, office or position created by custom or convention or (D) any individual who holds himself or herself out to be the authorized intermediary of any of the foregoing.

“Healthcare Provider” any Healthcare Organization or Healthcare Professional. “Healthcare Organization” means hospitals, clinics, medical practices, universities, pharmacies, specialty pharmacies, distributors, professional organizations, and medical societies. “Healthcare Professional” means any person that interacts with patients, and has a role in the diagnosis, referral, or treatment of the patient, or is licensed and permitted by Applicable Law, qualified by education, training, licensure/regulation (when applicable) and facility privileging (when applicable), to prescribe drugs for medical use or conduct an ISR Procedure. This includes, but is not limited to physicians, nurses, physician’s assistants, nurse practitioners, and pharmacists that are actively practicing.

“ISR” or “Implantable System for Remodulin” means the System and such Accessories necessary or useful for use of the System by a patient(s) and/or physician(s) or to perform an ISR Procedure.

“ISR Procedure” means any procedure involving the ISR in a patient, including but not limited to:  1) a procedure involving an ISR implanted into a patient to deliver the Drug through a patient’s vasculature; 2) a procedure to evaluate a patency of the catheter of the System; 3) an interrogation or reprogramming of the System; and 4) Refills.

“Marketing Materials” shall mean the Individual Marketing Materials and/or the Joint Marketing Materials, or both collectively, as the context requires. “Marketing Materials” excludes any materials related to reimbursement or coding guidance.

“Marks” means trademarks, service marks, trade names, domain names, logotypes or other means of identification of products or services, whether registered or common law, and whether domestic or foreign.

“Medtronic Products” means any Medtronic device, including Accessories or components of the System, used for any indication other than use with the Drug for PAH Therapy.

“Net Sales” means the aggregate amount of all gross revenue of total actual billing for sales of the Drug by UT or its Affiliates to other Third Parties, less the following deductions: (a) trade, cash and quantity discounts and allowances actually allowed and taken; (b) any customs duties, taxes, or other governmental excise or charge upon or measured by the production, sale, transportation, delivery, or use of the Drug and actually paid by UT or its Affiliates; (c) amounts allowed or credited on rejections, defects, recalls, exchanges or returns or because of reasonable and customary chargebacks, refunds, rebates or retroactive price reductions; and (d) freight, insurance and other transportation and handling  charges incurred in shipping the  Drug to a Third Party. The Drug shall be considered sold when it is invoiced by UT or, if applicable, UT’s Affiliates.  If any Drug is sold to an Affiliate for purposes of resale, Net Sales for that Drug shall be computed upon the selling price at which such Drug is sold by the Affiliate, rather than on the selling price of UT.  Net Sales excludes sales or dispositions for use in clinical trials or other scientific testing, in either case for which UT or its Affiliates receive no revenue. Such amounts shall be determined from the books and records of UT and its Affiliates, maintained in accordance with Generally Accepted Accounting Principles.  UT agrees that the determination of such amounts will be made using UT’s then-current standard procedures and methodologies for external reporting of financial results in reports filed with the Securities and Exchange Commission, provided that such amounts will be determined based on actual utilization of Drug for use with the System, as determined by the Tracking Mechanism.

“PAH” means the treatment, amelioration, and prevention of any and all forms of pulmonary hypertension in humans, including all World Health Organization (WHO) classifications of pulmonary hypertension, such as pulmonary arterial hypertension and all forms of pulmonary hypertension secondary to other indications.

“PAH Therapy” means the treatment, amelioration, and/or slowing progression of any and all forms of PAH in humans.

“PDMA” means the Prescription Drug Marketing Act of 1987, as amended from time to time, together with any rules, regulations and requirements promulgated thereunder and in effect from time to time.

“Person” means any individual, partnership, joint venture, corporation, trust, unincorporated organization or government or any department or agency thereof.

“Product Expiration Date” means the date on which the ISR, Accessory, or component of a System reaches its expiration date as set forth in its Approval.

“Program Maintenance” means ongoing ISR support provided while the ISR remains commercially available or implanted in patients, including but not limited to, sustaining engineering, quality support, clinical support, released product management, marketing, regulatory support and renewals, pharmacovigilance, reimbursement, preauthorization support, and demand management support.

“Refill” means refilling the ISR with an Approved Drug to treat provide PAH Therapy.

“Representatives” of a Party and its Affiliates means their respective officers, directors, employees, agents and representatives.

“System” means an infusion system that is used in connection with a patient to deliver Drug through a patient’s vasculature for PAH Therapy, including specifically Medtronic’s drug infusion system, which is defined in Exhibit A, any of which may be modified by Medtronic from time to time upon notice to UT, to reflect changes to the description of the System and Accessories.

“Territory” means the United States and its possessions, including Puerto Rico.

“Third Party” means any Person, other than UT and its Affiliates, and Medtronic and its Affiliates.

“Tracking Mechanism” means the mechanism used by UT to identify the quantity of Drug sold for use in the ISR.

Additional Definitions.  Each of the following definitions is set forth in the provision of this Agreement indicated below.

Definition	Section
Additional 1.0 Supply	2.3
Agreement	Preamble
Aggregate Cap	14.3
Annual Cap	14.3
Annual Inventory Fee	2.3
Annual Field Support Plan	3.1
Annual Fixed Amount	12.3
Annual Variable Amount	12.3
Annual Marketing Plan	2.4
Bankruptcy and Equity Exceptions	13.1
Budget	3.9
Commercialization	2.1
Confidential Information	8.1
Configuration Management	3.4
Controlling Party	14.4
Deadlock	3.9
Designated Courts	15.12
Designated Representative	3.9
Disclosing Party	8.1
Dispute	15.12
Effective Date	Preamble
Expired ISR	2.3
Federal Transparency Requirements	10.7
Fee	6.1
Force Majeure	12.3
Forecast	2.3
Frozen Period	2.3
Government Claims	14.1.2
Independent Recommendation	3.9
Individual Marketing Materials	2.4
Inflation Rate	12.3
Initial Term	12.1
ISR TFEs	3.1
JSC and JSC Chair	3.13

Joint Marketing Materials	2.4
Launch	2.1
Limited 1.0 Supply	2.2
Losses	14.1.1
Medtronic	Preamble
Medtronic Claims	14.1.1
Medtronic-controlled Claims	14.2
Medtronic Training	3.2
Meeting Request	3.9
Messaging	2.4
On-hand Inventory	2.3
Party and Parties	Preamble
Patient Management Fee	12.3
Payment Date	12.3
PMA	2.1
Product Liability Laws	14.1.2
Program Insurance	14.4
Program Support Fee	6.2.1
Public Relations Plan	2.4
Receiving Party	8.1
Reimbursement Support	3.6
Restated Development Agreement	2.1(c)
Safety Data Exchange Agreement	Recitals
SEC	8.2
Subject Year	2.3
Technical Services	3.7
Term	11.1
Timetable	2.1(b)
UT	Preamble
UT Claims	14.1.2
UT-controlled Claims	14.2
Version 1.0 ISR	Exhibit A

SECTION 2

Commercialization Relationship

2.1                               General.

a)             The purpose of this Agreement is to commercialize the ISR and to deliver the Drug via the ISR to provide PAH Therapy (“Commercialization”).  The Parties shall undertake the Commercialization of, and exchange of information relating to, the ISR and Drug as contemplated in this Agreement.

b)             The Parties acknowledge that the FDA Premarket Approval Application No. P140032 (“PMA”) obtained by Medtronic related to the ISR contains certain conditions of approval that must be satisfied prior to Commercialization. Upon acknowledgement of satisfaction of aforementioned conditions by the FDA, the Parties shall mutually agree upon a date in writing to commence commercial sale of the ISR (“Launch”). The Parties further agree that they will work together in good faith to ensure that Commercialization activities are undertaken in accordance with a mutually-agreeable written timetable (the “Timetable”) with due regard for the potential timing of Launch, and Medtronic’s status with respect to satisfaction of its PMA conditions.  The Parties acknowledge that, notwithstanding anything to the contrary in this Agreement or the Schedules to this Agreement,  (i) neither Party shall be required to perform any of its obligations hereunder related to Commercialization unless and until the Timetable reflects such obligations, and (ii) if Medtronic determines, in its sole and absolute discretion, that the FDA will not deem the conditions set forth in the PMA to be satisfied at any time prior to Launch, Medtronic may terminate this Agreement immediately upon written notice and such termination shall not constitute a breach of this Agreement.

c)              In connection with, and as a condition to the Launch, the Parties will amend and restate the terms of the Development Agreement (such amended and restated agreement, the “Restated Development Agreement”).  The terms of the Restated Development Agreement will provide, among other things, similar termination rights of the Parties as set forth in this Agreement.

2.2                               Sales Activities.

a)             Within the Territory:  Within the Territory, the Parties agree to Commercialize the ISR subject to the following terms:

i)                 Medtronic and UT will coordinate account readiness activities as set forth in Schedule A to this Agreement, which may be modified in writing by mutual agreement of the Parties from time to time.

ii)              Medtronic hereby grants UT the exclusive right to market and promote the ISR in the Territory solely for delivery of the Drug for PAH Therapy.  UT has no right for itself, or any Third Party, to market or promote the ISR, Accessories, or the System, for any other use or purpose.  UT shall not market or promote the ISR or the Drug for use in combination with the ISR outside of the scope of the claims for the Drug and ISR permitted by Applicable Law, including the Approvals.

iii)           UT is solely responsible for setting prices, entering contracts for, and fulfilling orders for the Drug.  UT is solely responsible for ensuring Drug is available for each ISR Procedure.  Medtronic is solely responsible for setting prices, entering contracts for, and fulfilling orders for the ISR.  Medtronic is solely responsible for ensuring the ISR is reasonably available for each ISR Procedure.

iv)          UT and Medtronic will coordinate to identify and define approval criteria for Healthcare Providers prior to such Healthcare Provider performing an ISR Procedure.

b)             Within the Focus Territories:  Within the Focus Territories, any Commercialization of the ISR shall require one or more separate commercialization agreements, to be negotiated in good faith between the Parties and, if applicable, UT’s contracted Remodulin distributors in such Focus Territory.

c)              The Parties hereby acknowledge there is a limited supply of Version 1.0 ISR (“Limited 1.0 Supply”), consisting of approximately 400 Systems.  Given this acknowledged Limited 1.0 Supply, the Parties agree that, notwithstanding anything to the contrary herein, Medtronic is not required to supply Version 1.0 ISR Systems in excess of the Limited 1.0 Supply, and Medtronic’s inability to supply any Version 1.0 ISR Systems greater than the Limited 1.0 Supply does not constitute a breach of this Agreement. Notwithstanding the foregoing, after the acknowledgement by FDA of satisfaction of the conditions relating to the PMA, Medtronic agrees that it shall use Commercially Reasonable Efforts to supply additional Version 1.0 ISRs (“Additional 1.0 Supply”), and the Parties acknowledge that Medtronic has already begin preparations to do so, including the sourcing of components sufficient to manufacture approximately at least 300 additional Version 1.0 ISR Systems. Prior to manufacturing any additional Version 1.0 Systems beyond the Limited 1.0 Supply, Medtronic shall seek UT’s written consent, not to be unreasonably withheld or delayed, in order to appropriately time the manufacture of such Systems based on the status and timing of Launch in light of the anticipated expiration date of the Systems.

2.3                               Inventory Management.

After Medtronic commences manufacture and supply of ISRs beyond the Limited 1.0 Supply, UT will provide Medtronic, on a monthly basis, a rolling twelve-month estimate of the anticipated monthly sales of the ISRs (“Forecast”).  The first six months of the currently-effective rolling 12-month forecast shall be binding on the Parties and is referred to as the “Frozen Period”, and Medtronic’s distribution center may hold ISR inventory equaling up to the prior four weeks of average units sold (the “On-hand Inventory”).  Medtronic shall sell ISRs, Accessories and System components on a first-in, first-out basis, and shall keep UT informed as to the expiration dates of all such items.

Notwithstanding the foregoing, the Parties anticipate a potential supply gap in the availability of ISRs between the distribution of the final Version 1.0 ISR and Approval and distribution of fully remediated next-generation ISR (i.e., the SynchroMed Plus-based ISR) (the “Supply Gap”).  Failure of Medtronic to supply any ISRs during the Supply Gap, whether or not reflected in the Frozen Period or Forecast, shall not be a violation of this Agreement, including but not limited to Medtronic’s obligations under Section 2.2(a)(iii), and no Party shall have the right to terminate this Agreement as a result thereof.

Each calendar year (the “Subject Year”), UT shall pay to Medtronic an annual inventory fee (the “Annual Inventory Fee”) for the aggregate Expired ISRs in the Subject Year.  The Annual Inventory Fee for each Expired ISR will be calculated as follows:

a)             For the Version 1.0 ISR, either:

i)                 In the case of Expired ISRs that are part of the Limited 1.0 Supply of up to 400 Systems, which expire as a result of Medtronic being prohibited from selling the ISR due to regulatory or legal prohibitions, such as a consent decree, the annual Inventory Fee for each Expired ISR shall equal Medtronic’s cost of goods sold, as reflected on Schedule 2.3;

ii)              For all other Expired ISRs that are Version 1.0 ISRs, the Annual Inventory Fee for each Expired ISR will equal the ISR ASP (as defined below) for the applicable ISR, Accessory, or component of the System in effect during such Subject Year plus, in the case of the Additional 1.0 Supply only, the Additional 1.0 Supply Costs (as defined below); and

b)             For any next-generation ISR beyond the Version 1.0 ISR, 50% of the ISR ASP for the applicable ISR, Accessory, or component of the System in effect during such Subject Year.

The “ISR ASP” is intended to reflect the selling price of the relevant ISR, Accessory or component of the System, which shall initially be the prices set forth on Schedule 2.3.  For each Subject Year, Medtronic may, upon thirty (30) days’ written notice to UT prior to the beginning of such Subject Year, update ISR ASP to reflect changes in the selling price of the relevant ISR, Accessory or component of the System.

Medtronic shall submit reasonably detailed invoices for Annual Inventory Fees no later than sixty (60) days following the end of the relevant Subject Year, and UT shall pay such invoices within thirty (30) days of receipt thereof.  Annual Inventory Fees shall be subject to audit by UT in accordance with Section 6.2.4.

“Expired ISR” means any ISR, Accessory, or component of the System manufactured in accordance with the Forecast or otherwise constituting On-hand Inventory that reaches its Product Expiration Date prior to sale during the Subject Year. Notwithstanding the foregoing, no Annual Inventory Fee shall be payable to Medtronic to the extent: (a) the Expired ISRs in the Subject Year are less than 5% of number of ISRs included in the Forecast for the preceding 18 months measured as of the end of such Subject Year; (b) the Expired ISRs are a result of Medtronic’s breach or Medtronic’s termination of this Agreement; or (c) the Expired ISRs result from Medtronic being prohibited from selling the ISR due to regulatory or legal prohibitions, such as a consent decree except, in the case of (c), if the Expired ISRs are part of the Limited 1.0 Supply of up to 400 Systems.

With respect to the  Additional 1.0 Supply, the ISR ASP shall include, in addition to the average sales price for the applicable ISR, Accessory, or component of the System during such Subject Year, the amount of any out-of-pocket costs incurred by Medtronic to produce the Expired ISRs based on any applicable minimum lot or build requirements, and any increased costs incurred by

Medtronic to produce the Expired ISRs, in addition to its normal operating costs and cost of goods sold. Medtronic shall provide a good faith estimate of any such costs prior to seeking UT’s consent to manufacture any Additional 1.0 Supply, calculated on a per-unit basis (the “Additional 1.0 Supply Costs”).

If, for any reason, Medtronic has a shortage with respect to the supply or ability to manufacture the ISR, Accessories, or any component of the System, Medtronic shall allocate the limited supply of the ISR, Accessory, or any component of the System in the amount proportionate to the percentage that ISR, Accessory, or any component of the System is to the total number sold annually worldwide by Medtronic for all of its business units in Medtronic’s immediately prior fiscal year, and such allocation shall not constitute a breach of this Agreement.  By way of example, if there is a limited supply of the pump, and the percentage of pumps sold under the ISR program in Medtronic’s immediately prior fiscal year is five percent of the total number of pumps sold annually by Medtronic, five percent of the limited supply would be allocated to the ISR program, and this will not give rise to a breach of this Agreement by Medtronic.

2.4                               Marketing.  On an annual basis, UT will submit a brand and tactical marketing plan (“Annual Marketing Plan”) to Medtronic, which shall set forth the material elements of all marketing activities for the next calendar year.  The Annual Marketing Plan shall be subject to Medtronic’s consent, not be unreasonably withheld or delayed, and UT shall consider in good faith any reasonable comments by Medtronic to the Annual Marketing Plan.  If Medtronic does not respond within ninety (90) days of UT submitting the Annual Marketing Plan to Medtronic, UT shall be entitled to deem the Annual Marketing Plan approved by Medtronic. The roles and responsibilities of the Parties in creating the Annual Marketing Plan, as well as a list of anticipated marketing activities, is set forth in Schedule H, which may be modified in writing by mutual agreement of the Parties from time to time.  As part of the Annual Marketing Plan, each Party agrees to provide specific messaging with respect to the other Party’s product to Healthcare Providers and/or Healthcare Organizations as agreed to by the Parties (the “Messaging”).  The Parties will conduct all marketing activities based solely upon the agreed Messaging. If the Parties cannot agree upon the Annual Marketing Plan, the matter shall be submitted to the Parties’ Designated Representatives (as defined below) for resolution. Until such time as a new Annual Marketing Plan is approved by both Parties, the Parties shall continue to operate substantially in compliance with the existing Annual Marketing Plan. Any mid-year material changes to the Annual Marketing Plan shall also be submitted to Medtronic for its comments and consent (not to be unreasonably withheld), and the foregoing provisions shall apply to any such updates.

a)             UT shall comply with the following:

i)                 UT will not engage in any marketing activities that solely promote the ISR, Accessories, or Components of the System without reference to the Drug.

ii)              UT will not provide information for the ISR beyond the agreed Messaging and the associated approved Marketing Materials.

iii)           UT shall not make any false or misleading statements or comments about the Drug or the ISR.

iv)          UT shall comply with the Annual Marketing Plan, as updated from time-to-time.

b)             Medtronic shall collaborate on marketing, and shall comply with the following:

i)                 Medtronic will perform marketing activities promoting the ISR, Accessories, or components of the System as agreed by the Parties under the Annual Marketing Plan.  Medtronic will not engage in any marketing activities that solely promote the Drug without reference to the ISR.

ii)              Medtronic will not provide information for the Drug beyond the agreed Messaging and the associated approved Marketing Materials (defined below).

iii)           Medtronic shall not make any false or misleading statements or comments about the Drug or the ISR.

c)              Medtronic and UT will coordinate responses to questions from Healthcare Providers and patients in accordance with the Safety Data Exchange Agreement and the following:

i)                 Medtronic is responsible for responding to requests for information relating to the ISR, the ISR Procedure and the Refill procedure only to the extent relating to the ISR and ISR Procedures (implant, replacement, patency test) and not the Refill procedure relating to the Drug or any other drug to be used as a PAH Therapy.  UT is responsible for responding to requests for information relating to the Drug or any other drug to be used as a PAH Therapy.  In the event Medtronic receives a request for information relating to the Drug or any other other drug to be used as a PAH Therapy, Medtronic will forward the request for information to UT.  In the event UT receives a request for information relating to the ISR, the ISR Procedure or Refill procedure, UT will forward the request for information to Medtronic.  Notwithstanding the foregoing, UT may respond to Healthcare Provider requests for information related to the ISR, ISR Procedures and Refill procedures that includes agreed Messaging and approved Marketing Materials; provided, however, for any technical questions or information requests about the ISR, System, ISR Procedures, Refill procedures, replacements, or on-going patient management, UT will forward promptly those requests to Medtronic for information.

ii)              In the event any health care provider or patient requests from either Party’s sales force representative any information regarding the other Party’s product outside the scope of the agreed Messaging, the sales force representative shall inform such health care provider that he or she is not authorized to provide or discuss such information and shall direct the health care provider to the other Party.

iii)           In the event any of the foregoing conflicts with the Safety Data Exchange Agreement, the Safety Data Exchange Agreement shall control.

d)             Individual Marketing Materials.

i)                 Medtronic and UT will provide to each other appropriate marketing materials for its products (the ISR in the case of Medtronic and the Drug in the case of UT), including any related package insert/prescribing information, that it has approved for distribution by the other Party (the “Individual Marketing Materials”).  For the avoidance of doubt, any Medtronic materials that reference the Drug or UT shall be deemed Joint Marketing Materials (not Individual Marketing Materials), and any UT materials that reference the ISR or Medtronic shall be deemed Joint Marketing Materials (not Individual Marketing Materials).

ii)              Each Party shall, in its sole discretion, determine the form and content of its own Individual Marketing Materials and shall make any submissions of the Individual Marketing Materials to the FDA as may be required by Applicable Law.

iii)           Individual Marketing Materials must be delivered in accordance with the Messaging and any sales instruction provided by the Party that generated the Individual Marketing Materials.

iv)          Each Party shall not create any materials regarding the other party’s product (the ISR in the case of Medtronic and the Drug in the case of UT) without the other party’s written approval.  Each Party shall not change the other party’s Individual Marketing Materials in any way, including by: (A) underlining or otherwise highlighting any text or graphics; (B) adding any notes thereto; or (C) using any electronic materials (e.g., PDFs) on any electronic devices other than the specific electronic devices on which, and in the specific format as, the Party indicates such electronic materials are intended for use.  A Party shall promptly cease the use of the other Party’s Individual Marketing Materials when instructed by the other party in writing to do so.

v)             All intellectual property rights in the Individual Marketing Materials shall be owned exclusively by the Party that created such materials; provided that such Party grants a limited license to the other Party to use and distribute the Individual Marketing Materials in compliance with the terms of this Agreement.

e)              Joint Marketing Materials.

i)                 Medtronic will provide UT with appropriate content on the ISR, Accessories, or the System to allow UT to create marketing materials solely for use with the ISR (the “Joint Marketing Materials”).

a)             All Joint Marketing Materials are subject to mutual review and approval by the Parties.

ii)              UT shall make any submissions of the Joint Marketing Materials to the FDA as may be required by Applicable Law.

iii)           Joint Marketing Materials must be delivered in accordance with any sales instruction and/or Messaging as may be set forth in the Annual Marketing Plan.

iv)          Neither Party shall change the Joint Marketing Materials without prior written approval by the other Party, including by: (A) underlining or otherwise highlighting any text or graphics; (B) adding any notes thereto; or (C) using any electronic materials (e.g., PDFs) on any electronic devices other than the specific electronic devices on which, and in the specific format as, the party indicates such electronic materials are intended for use.  Each Party shall promptly cease the use of any Joint Marketing Materials when instructed by the other Party in writing to do so.

f)               Samples.  Medtronic shall, subject to availability, sell UT a reasonable amount of samples of the ISR and System components for customers who are unfamiliar with the ISR. Samples are not for human use and Medtronic shall put in place prior to delivery all necessary measures to permanently affix to the samples the following wording or any equivalent: “Not For Human Use”. Medtronic will provide pricing and other terms and conditions of the purchase and sale of such samples, which will reflect a “pass-through” of Medtronic’s out-of-pocket costs (with no markup).

g)              Public Relations.  Medtronic may propose a public relations plan outlining Medtronic’s proposed public relation activities relating to the ISR (the “Public Relations Plan”), which shall be subject to UT’s consent in its sole discretion. In the event a Public Relations Plan is adopted, the costs and expenses of Medtronic and third parties will be reflected in the Budget, and any amendments to such plan shall require UT’s consent, which it may withhold in its sole discretion.

h)             UT will reimburse Medtronic for all direct and indirect costs relating to services performed by Medtronic (through its employees or contractors) in accordance with the Annual Marketing Plan and the Public Relations Plan (if any), in accordance with Section 3.9 and the applicable Budget.

SECTION 3

Duties of the Parties

3.1                               Field Support.  Medtronic and UT will coordinate field support activities as follows:

a)             On an annual basis, Medtronic and UT will use Commercially Reasonable Efforts to jointly agree on the scope of field support activities, including the number of and job description for ISR TFEs (defined below), the schedule for hiring and training of ISR TFEs for the next calendar year, and the field support budget (the “Annual Field Support Plan”).  Any changes relating to the field support, ISR TFEs, and associated budget included in the Annual Field Support Plan must be agreed to in writing prior to such changes.

i)                 The Parties agree field support personnel initially will consist of dedicated ISR technical field engineers employed by Medtronic (“ISR TFEs”).

ii)              For Commercialization of Version 1.0 ISR, the Parties agree the initial field support level will consist of 4 (four) ISR TFEs.

b)             Medtronic is responsible for hiring and training the ISR TFEs.

c)              UT shall work with managing physicians and hospital systems to schedule ISR Procedures at a rate that can be reasonably supported by the ISR TFEs.

d)             UT shall ensure that none of its registered nurse specialists practice medicine, provide medical training, or take any actions that are to be taken by Medtronic (including its ISR TFEs) pursuant to this Agreement, the Annual Field Support Plan and Schedules B and C to this Agreement.

e)              UT will reimburse Medtronic for all direct and indirect costs incurred by Medtronic relating to the ISR TFEs and for Medtronic’s services provided in accordance with the Annual Field Support Plan, in accordance with Section 3.9, Section 6.2 and the applicable Budget.  For purposes of clarity, if the ISR TFEs perform tasks contracted for under the Restated Development Agreement (for instance, tasks related to the clinical study), Medtronic will submit reasonably detailed invoices to UT for such ISR clinical work under the Restated Development Agreement and not under this Agreement.

f)               The Parties’ roles and responsibilities related to field support are further set forth in Schedules B and C to this Agreement, which may be modified in writing by mutual agreement of the Parties from time to time.

3.2                               Medical Education and Training.  Medtronic and UT will coordinate and perform medical education and training as follows:

a)             Medtronic is responsible for creating, delivering, and managing clinician technical training (“Medtronic Training”).  Medtronic Training includes but is not limited to system level training such as product specifications, ISR Procedures, and/or Refill procedures, troubleshooting, programming, and long-term ISR pump management.

b)             UT is responsible for creating, delivering, and managing clinician PAH and PAH Therapy overview training.  This includes PAH and Drug related information.

c)              Medtronic is responsible for creating, delivering, and managing training materials for internal Medtronic employees.  All Medtronic internal training materials that reference ISR, UT or the Drug should be reviewed according to the process outlined in Schedule I. UT is responsible for creating, delivering, and managing training materials for internal UT employees.  All UT internal training materials that reference ISR or Medtronic should be reviewed according to the process outlined in Schedule I.

d)             To the extent required by then in effect Medtronic policies, applicable employees and contractors of UT shall attend and comply with Medtronic training and certification in accordance with such Medtronic policies.

e)              All training materials created as part of the Medtronic Training are subject to mutual review and approval by the Parties.

f)               The Parties will coordinate review of medical education and training materials as set forth in Schedule I, which may be modified in writing by mutual agreement of the Parties from time to time.

g)              UT will reimburse Medtronic for all direct and indirect costs relating to Medtronic’s performance of and services provided under the Medtronic Training, in accordance with Section 3.9 and the applicable Budget.

h)             Additional roles and responsibilities of the Parties as it relates to the creating of Medtronic Training, as well as a list of anticipated training activities, are set forth in Schedule F and Schedule G.

3.3                               Program Maintenance.  Medtronic will perform Program Maintenance commencing as of the Effective Date and continuing for so long as ISRs remain commercially available or ISRs remain implanted in patients, whichever is longer.  UT will reimburse Medtronic for all direct and indirect costs relating to Medtronic’s performance of Program Maintenance, in accordance with Section 3.9, Section 6.2 and the applicable Budget. For purposes of clarity, Program Maintenance is in addition to work performed under the Restated Development Agreement.

3.4                               Configuration Management.  The Parties acknowledge Medtronic’s need to iterate and update the ISR, Accessories, and the System, including modifications or updates to keep the ISR, Accessories, or the System aligned with the equivalent version of Medtronic Products (“Configuration Management”).

a)             Medtronic will use Commercially Reasonable Efforts to provide UT with notice for any Configuration Management activities.

b)             UT will reimburse Medtronic for any costs relating to Configuration Management, including but not limited to Medtronic’s costs related to testing and/or regulatory filings for the ISR, System, Accessories or components of the System affected by Configuration Management, in accordance with Section 3.9, Section 6.2 and the applicable Budget.  UT shall provide reasonable and mutually agreed quantities of the Drug at no cost to Medtronic for use by Medtronic in connection with Configuration Management, including to conduct stability and compatibility testing with the ISR.

c)              If UT chooses not to fund Configuration Management for any components, Medtronic shall have no further obligation to supply the ISR.

3.5                               Demand Management.  The Parties will coordinate on generating, managing, and fulfilling demand for ISRs, as set forth in additional detail in Schedule A, which may be modified in writing by mutual agreement of the Parties from time to time.

3.6                               Reimbursement.  Medtronic and UT will coordinate coverage, coding, and reimbursement support activities as follows:

a)             Medtronic shall use Commercially Reasonable Efforts to provide reimbursement support to customers, payers and patients in connection with the ISR (“Reimbursement Support”), including working in good faith to seek adequate reimbursement for ISR

Procedures, all in a manner consistent with Medtronic reimbursement policy (and such materials shall be in form and substance consistent with Medtronic policies and practices) and UT policies. UT may also perform reimbursement support activities in accordance with its policies.

b)             UT will reimburse Medtronic for all direct and indirect costs relating to Medtronic’s performance of and services provided relating to Reimbursement Support, in accordance with Section 3.9, Section 6.2 and the applicable Budget.

c)              UT shall have sole responsibility for reimbursement activities related to the Drug.

d)             Each Party’s role and responsibilities with respect to Reimbursement Support (including processes for reviewing materials to be used in connection therewith) are set forth in additional detail in Schedule D to this Agreement, which may be modified in writing by mutual agreement of the Parties from time to time.

3.7                               Technical Services.  Medtronic and UT will coordinate product support and technical services (“Technical Services”) as follows:

a)             Medtronic and UT will use Commercially Reasonable Efforts to jointly agree on responsibilities relating to product support and technical service activities for the ISR.

b)             UT will reimburse Medtronic for all direct and indirect costs relating to Medtronic’s providing product support and technical services, in accordance with Section 3.9, Section 6.2 and the applicable Budget.

c)              The Parties’ roles and responsibilities related to product support and technical services are further set forth in the Safety Data Exchange Agreement, which may be modified in writing by mutual agreement of the Parties from time to time.

3.8                               Refill Support.  Medtronic and UT will coordinate Refill support activities as follows:

a)             Medtronic shall provide UT with access to information relating to ISR Refills, as requested, to assist UT with Refill support and shall ensure all ISR TFEs are trained on Refills and Refill support.

b)             UT’s role and strategy for Refill support is set forth in Schedule K to this Agreement.

c)              UT shall ensure that adequate quantities of the Drug are available at all times for Refills.

3.9                               Budget.  Based on the Forecast and anticipated demand for ISR systems, Medtronic will provide UT with an annual budget based on a twelve (12)-month period ending on Medtronic’s fiscal month end in December of each year setting forth the services Medtronic will provide and expected direct and indirect costs associated with such services, including specifically the expected direct and indirect costs associated with the Annual Marketing Plan, the Public Relations Plan (if any), the Annual Field Support Plan and ISR TFEs, Medtronic Training, Medtronic Program Maintenance, Configuration Management, Reimbursement Support, Technical Services and insurance  (the “Budget”).   The final form of each Budget, and any

supplements thereto, shall be evidenced by the Parties executing the form of Budget Adoption Agreement attached hereto as Exhibit B.

a)             UT shall be obligated to pay for reasonable costs up to 10% over the annual Budget and Medtronic is obligated to pay costs that exceed 10% over the annual Budget, unless prior to the costs being incurred, changes to the annual Budget have been agreed to in writing by the Parties.

b)             Either Party may request additional services or compensation for services to be provided that are not contemplated by the Budget, and, if so requested, the Parties will negotiate in good faith the terms, conditions and expenses for which such additional services may be provided and, if the Parties mutually agree on such terms, conditions and expenses, the Parties will amend the Schedules and Budget as necessary to reflect such additional services and the terms, conditions and expenses thereof.

Medtronic will submit a draft preliminary Budget to UT by September 15 of each year for the following year.  The Budget shall be subject to UT’s consent, not be unreasonably withheld or delayed, and Medtronic shall consider in good faith any reasonable comments by UT to the Budget.  If UT does not respond within ninety (90) days of Medtronic submitting the Budget to UT, Medtronic shall be entitled to deem the Budget approved by UT. If the Parties cannot agree upon a Budget for any year, the Parties shall continue to operate in accordance with the prior year’s Budget pending resolution of the new Budget.  If the Parties are unable to reach agreement on any issue as to the new Budget within thirty (30) days, either Party may request (the “Meeting Request”) that the Parties’ Designated Representatives meet in good faith, using Commercially Reasonable Efforts, to attempt to resolve such issue.  Medtronic may submit to UT reasonably requested mid-year material changes to the Budget for UT’s comments and consent (not to be unreasonably withheld), and the foregoing provisions regarding review and approval, associated timeframes and the resolution of disagreements shall apply to any such updates.

If the Designated Representatives are unable to resolve any Budget issue within thirty (30) days of a Meeting Request (including any agreed extensions), any Party may declare a deadlock (the “Deadlock”).  The Deadlock shall be promptly submitted by the Parties for the consideration of an independent third-party consulting firm jointly selected and jointly retained by the Parties that is experienced in matters relating to the Deadlock, in order for such consulting firm to provide a final, binding recommendation to the Parties as to the resolution of the Deadlock (the “Independent Recommendation”), which Independent Recommendation shall be utilized to finalize the current year’s Budget, and adjustment payments shall be made by the Parties as necessary to make one another whole as though such Budget were in place the entire calendar year.  Such consulting firm shall be instructed to use commercially reasonable efforts to deliver the Independent Recommendation within thirty (30) days from the date a written request for such Independent Recommendation is made by either Party. If the Parties cannot agree on the consulting firm, each Party shall select a mediator and such mediators shall together unanimously select an independent third-party consulting firm who will provide the Independent Recommendation. Each Party shall bear the fees and expenses of its mediator, and the Parties shall split the fees and expenses of the independent third-party consulting firm.  Each Party will notify the other Party of its “Designated Representative” in writing from time to time.  As of the Effective Date, Medtronic’s Designated Representative is Carolyn Sleeth, Vice President, Heart Failure Strategy & Business Development, and UT’s Designated Representative is Michael Benkowitz, President and Chief Operating Officer.

3.10                        Investigator Sponsored Research.  Medtronic and UT will coordinate requests for investigator sponsored research as follows:

a)             Medtronic and UT will use Commercially Reasonable Efforts to jointly agree on a process for reviewing and approving investigator sponsored research, provided however, that any decisions to proceed with support of investigator sponsored research shall be unanimously agreed to by Medtronic and UT.

b)             UT will reimburse Medtronic for all direct and indirect costs relating to Medtronic’s participation in the review and approval process for investigator sponsored research, in accordance with Section 3.9, Section 6.2 and the applicable Budget.

c)              If any investigator sponsored research is approved by the Parties, the Parties shall deliver all safety data with respect thereto required by the terms of the Safety Data Exchange Agreement.

d)             The Parties’ roles and responsibilities related to investigator sponsored research are further set forth in Schedule M to this Agreement, which may be modified in writing by mutual agreement of the Parties from time to time.

3.11  Other Responsibilities of the Parties.  Other responsibilities of the Parties and relevant compensation will be set out in Schedules to this Agreement, which may be updated in writing from time to time by mutual agreement.

3.12                        Cooperation.  The Parties shall use their Commercially Reasonable Efforts to cooperate with each other (i) in the performance of the duties set forth in this Section 3 and the Parties’ respective obligations under this Agreement; and (ii) to provide each other with all necessary access to information contemplated in this Agreement, and in each case, in a manner consistent with the intent of this Agreement.

3.13                        Joint Steering Committee.

The Parties have established a Joint Steering Committee (“JSC”) to oversee and discuss the Parties’ Commercialization activities. The JSC shall also serve as the Joint Steering Committee (formerly referred to as the Joint Development Committee, or JDC) under the Restated Development Agreement. In addition to its responsibilities under the Restated Development Agreement, the JSC shall serve as a means of overseeing spending under the Budget and any modifications to the Budget (which shall occur only in accordance with Section 3.9), and overseeing the Parties’ activities under this Agreement, including the Annual Marketing Plan and Annual Field Support Plan. The JSC shall be composed of up to three (3) business and technical representatives of each Party, who shall be appointed (and may be replaced at any time) by such Party on written notice to the other Party. Any member of the JSC may designate a substitute to attend and perform the functions of that member at any meeting of the JSC.  One JSC member from each Party shall be designated as that Party’s “JSC Chair.” The two JSC Chairs shall jointly send notices and agendas for all regular JSC meetings to all JSC members, and shall be entitled to cast votes on behalf of their respective Parties. The JSC shall meet once every six months, or more frequently as agreed by the JSC. In addition, either Party may call a JSC meeting by delivering a written notice of such requested meeting to the other Party, and the Parties must then hold a JSC meeting within fifteen (15) days of receipt of such notice (or such longer period as requested by the Party delivering such notice). Meetings may be held in person, telephonically or by video conference. Each Party shall use Commercially Reasonable Efforts to cause its representatives to attend the meetings of the JSC. If a representative of a Party is unable to attend a meeting, such Party may designate an alternate to attend such meeting in place of the absent representative. In addition, each Party may, at its discretion, invite non-voting employees, and, with the consent of the other Party’s JSC Chair, consultants or scientific advisors, to attend the meetings of the JSC.

SECTION 4

Adverse Events; Product Complaints

4.1                               UT and Medtronic will handle communications regarding product complaints and adverse events concerning the ISR and the Drug as described in the Safety Data Exchange Agreement.

4.2                               Corrections and Removals/Recalls.  Medtronic shall have the responsibility and sole authority for making the final decision on whether to initiate a recall, a product withdrawal or Field Alert Report for the ISR, Accessories, and System.  Medtronic shall be responsible for coordinating all the necessary activities in connection with such recall, product withdrawal or Field Alert Report, the costs of which shall be reimbursed by UT in accordance with Section 3.9, Section 6.2 and the applicable Budget.

4.3                               UT shall have the responsibility and sole authority for making the final decision on whether to initiate a recall, a product withdrawal or Field Alert Report for the Drug.  UT shall be responsible for coordinating all the necessary activities in connection with such recall, product withdrawal or Field Alert Report, at UT’s sole expense.

4.4                               Each Party shall notify the other of any such internal decision to initiate a recall within one (1) Business Day of the decision to initiate the recall.

4.5                               UT and Medtronic will assess the impact of any recall conducted by such Party on the other Party’s product(s) (the ISR in the case of Medtronic and the Drug in the case of UT) and coordinate each other’s activities relating to each product covered under this Agreement.  Medtronic will be the lead for any recall of the ISR, and UT will be the lead for a recall of the Drug.

4.6                               Either Party may suspend sales of the ISR: (a) due to safety concerns, (b) as required by its quality system, or (c) to comply with any regulatory authority’s request to terminate or withdraw the use of the ISR.  In addition, Medtronic may suspend sales of the ISR if unbudgeted remediation costs incurred by Medtronic relating to unforeseen quality-related issues exceed the greater of (a) $400,000; or (b) 10% of the Fee revenue received by Medtronic for the immediately prior calendar year unless, in either case, UT agrees in writing to reimburse Medtronic for such costs, and such reimbursement occurs within ninety (90) days of Medtronic’s written notice of such costs. Any such suspension of sales shall not be deemed a breach of this Agreement, and each Party shall use Commercially Reasonable Efforts to resume sales as soon as practicable. UT shall be relieved of any obligations it has in connection with its Forecast during any such suspension.  Any decision of a Party to suspend sales of the ISR shall not limit such Party’s termination rights under Section 12.2(7).

SECTION 5

Business Ethics

5.1       Each Party agrees, on behalf of itself, its Affiliates and its and their respective Representatives, that in connection with the matters that are the subject of this Agreement and the performance of its obligations hereunder:

a)             such Party, its Affiliates and their respective Representatives shall comply with the Anti-Corruption Laws, and shall not take any action that will, or would reasonably be expected to, cause (A) the other party or its Affiliates to be in violation of any such laws or policies or (B) the performance by the other Party or its Affiliates of their obligations under this Agreement to violate any such laws or policies;

b)             such Party, its Affiliates and their respective Representatives shall not, directly or indirectly, pay, offer or promise to pay, authorize the payment of any money, give, offer or promise to give or authorize the giving of anything else of value to any Person (whether or not a Government Official) for purposes of: (A) influencing any act or decision of any Person in his or her official capacity; (B) inducing such Person to perform or omit to perform any act improperly or in violation of his or her lawful duty; (C) securing any improper advantage; (D) inducing such Person to use his or her influence improperly or with a government, Governmental Authority or commercial enterprise owned or controlled by any government, to obtain or retain a competitive advantage; or (E) inducing a Government Official to use his or her influence with a Governmental Authority or commercial enterprise owned or controlled by any Governmental Authority, to obtain or retain a competitive advantage, to receive favorable treatment in obtaining or retaining business or compensate for favorable treatment already secured, or to influence any action, inaction or decision by any Person; and

c)              such Party shall be responsible for any breach of the Anti-Corruption Laws or this Section 5 by any of its Affiliates or Representatives.

5.2       Each Party represents and warrants to the other Party that:

a)             neither such Party, nor its Affiliates nor their respective Representatives (at any time when such person was a Representative of such Party) has, directly or indirectly, (1) paid, offered or promised to pay or authorized the payment of any money, (2) given, offered or promised to give or authorized the giving of anything else of value or (3) solicited, received or agreed to accept any payment of money or anything else of value, in each case ((1), (2) and (3)), in violation of the Anti-Corruption Laws during the five (5) years preceding the Effective Date;

b)             Neither such Party, nor its Affiliates is, directly or indirectly, owned or otherwise controlled by any Government Official in a position to take or influence official action, or to omit to take official action, in favor of either party in connection with the matters that are the subject of this Agreement or the performance of their respective obligations under this Agreement, and none of its officers, directors, five percent (5%) or greater shareholders or employees is or, to its and its Affiliates’ knowledge, expects to become such a Government Official during the term of this Agreement; and

c)              none of its contracts, licenses or other assets that are the subject of this Agreement were procured in violation of any Anti-Corruption Laws.

5.3       Obligation to Notify.  Each Party shall promptly notify the other Party upon becoming aware of any breach or violation by it, its Affiliates or any of their respective Representatives of this Section 5 or the Anti-Corruption Laws and shall take such steps as the parties may reasonably agree to avoid a potential violation of the Anti-Corruption Laws or a breach of this Section 5.

5.4       Remedies for Non-Compliance.  If one Party determines in good faith that the other Party (including through any of the other Party’s Representative) is, or will imminently become, in breach of this Section 5 or the Anti-Corruption Laws or if notification is received under Section 5, such Party shall have the right, in addition to any other rights or remedies under this Agreement or to which such may be entitled in law or equity to take such steps as are reasonably necessary in order to avoid a potential violation or continuing violation of the Anti-Corruption Laws or breach of this Section 5, including by requiring that the other Party agree to such additional representations, warranties, undertakings and other provisions as are reasonably necessary.

5.5       Responsibility for Compliance.  Each Party acknowledges and agrees that none of the other Party’s Representatives is authorized to waive its compliance with the representations, warranties and covenants set forth in this Section 5 and that such first Party shall be solely responsible for its compliance with the obligations set forth in this Section 5 and the Anti-Corruption Laws irrespective of any act or omission of the other Party or any of its Representatives.

5.6       Additional Compliance Requirements. Medtronic shall comply with the additional requirements outlined in Schedule F.  All reasonable, out-of-pocket auditing costs incurred by Medtronic in connection with complying with such requirements will be reimbursed by UT.

SECTION 6

Fees

6.1                               Fee.  UT will pay Medtronic a fee of 10% of the Net Sales of the Drug actually dispensed for use in the ISR (the “Fee”), as determined based on actual (or estimated) utilization in accordance with the Tracking Mechanism, payable as set forth in Section 6.1.1 below.

(a)                                 Quarterly Payments and Reports

UT will make written reports to Medtronic within thirty (30) days after the last day of each calendar quarter providing an accounting of the applicable Net Sales (including amounts of deductions actually taken and country of sale) and the total of Fees amount due to Medtronic for such quarter, together with such additional supporting information required pursuant to Schedule L. UT shall remit payment of the Fees due for each quarter no later than sixty (60) days following the respective quarter.  In addition, UT will use Commercially Reasonable Efforts provide to Medtronic interim reports and/or estimates to the extent reasonably requested by Medtronic to satisfy its regulatory reporting requirements for the end of Medtronic’s fiscal quarters and year.

(b)                                 Records

UT will maintain, for a period of three (3) years following each Fee report described in Section 6.1.1, true and accurate records supporting the Tracking Mechanism, Fee reports, and Fee payments made under this Agreement. Medtronic will maintain, for a period of three (3) years following each invoice submitted to UT for Annual Inventory Fees, Program Support Fees and Patient Management Fees, true and accurate records supporting the relevant fees charged to UT under this Agreement.

(c)                                  Audits

Medtronic shall have the right, with five (5) Business Days’ prior written notice, to carry out an audit of UT’s records relating to calculation of the Fee using the Tracking Mechanism, no more frequently than once per fiscal year.  During UT’s normal office hours, Medtronic’s designated accountant shall have access to UT’s offices and the relevant records, files and books of account as needed to verify the accuracy of the Tracking Mechanism, calculations, and payments provided by UT as part of its quarterly Fee reporting.  The accountant shall be required to sign a suitable confidentiality agreement reasonably acceptable to UT prior to conducting such audit. Any such audit shall be at Medtronic’s expense except that if an underpayment error is found for any twelve-month period that exceeds 5% of the payment made to Medtronic for that period, then UT will bear the cost of such audit. The accountant shall share the results of its audit with UT. If the audit discovers (i) an overpayment by UT to Medtronic, then Medtronic shall refund the amount of such overpayment to UT within thirty (30) days, or (ii) an underpayment by UT to Medtronic, then UT shall pay the amount of such underpayment to Medtronic within thirty (30) days.

6.2                               Program Support Fee.

(a)                                 Subject to Section 3.9, Medtronic will submit reasonably detailed invoices to UT within thirty (30) days of the end of each Medtronic fiscal quarter for all activities and expenses incurred during that quarter by Medtronic, including all work under the below and any additional work agreed upon in writing by the Parties (the “Program Support Fee”):

1)             direct and indirect costs relating to the ISR TFEs and for Medtronic’s services provided under the Annual Field Support Plan;

2)             all direct and indirect costs relating to Medtronic’s performance of and services provided under the Medtronic Training;

3)             all direct and indirect costs relating to Medtronic’s performance of Program Maintenance;

4)             any costs relating to Configuration Management, including but not limited to Medtronic’s costs related to testing and/or regulatory filings for the ISR, System, or components of the System affected by Configuration Management;

5)             direct and indirect costs relating to Medtronic’s performance of and services provided relating to Reimbursement Support;

6)             direct and indirect costs relating to Medtronic’s performance of and services provided relating to the Annual Marketing Plan

7)             direct and indirect costs relating to Medtronic’s performance of and services provided relating to Technical Services; and

8)             all costs, fees, and expenses related to the Program Insurance pursuant to Section 14.4.

(b)                                 Invoicing will be on a time and material basis, where practical, and otherwise based on and subject to the applicable Budget in accordance with Section 3.9.  UT shall pay such invoices within thirty (30) days of the invoice date.

(c)                                  Medtronic shall have complete and exclusive control over the contract terms, including setting price, entering contracts for, and fulfilling orders for, and shall retain any and all proceeds from, the sale of ISRs, Systems and Accessories.

(d)                                 UT shall have the right, with five (5) Business Days’ prior written notice, to carry out an audit of the records of Medtronic relating to its calculation of any Annual Inventory Fees, Patient Management Fees and Program Support Fee, no more frequently than once per fiscal year.  During Medtronic’s normal office hours, UT’s designated accountant shall have access to Medtronic’s offices and the relevant records, files and books of account as needed to verify the accuracy of the Annual Inventory Fees, Patient Management Fees and Program Support Fees.  The accountant shall be required to sign a suitable confidentiality agreement reasonably acceptable to Medtronic prior to conducting such audit. Any such audit shall be at UT’s expense except that if an overpayment error is found for any twelve-month period that exceeds 5% of the payment made to Medtronic for that period, then Medtronic will bear the cost of such audit. The accountant shall share the results of its audit with Medtronic. In the event the audit discovers (i) an overpayment by UT to Medtronic, then Medtronic shall refund the amount of such overpayment to UT within thirty (30) days, or (ii) an underpayment by UT to Medtronic, then UT shall pay the amount of such underpayment to Medtronic within thirty (30) days.

SECTION 7

Non-Compete

7.1                               UT will not develop (which shall be defined as seeking or actively helping a Third Party in seeking Approval to commercialize) or promote any implantable infusion pump and catheter system (other than the ISR) for use with the Drug (or any other formulation or synthesis of the Drug) for PAH Therapy in the Territory, for the Term of this Agreement.

7.2                               Medtronic will not develop (which shall be defined as seeking or actively helping a Third Party in seeking regulatory Approval to commercialize) or promote the ISR for use with any prostacyclin for PAH Therapy (other than the Drug) in the Territory for the Term of this Agreement.

7.3                               Notwithstanding the obligations of the Parties in this Section 7, the Parties acknowledge that physicians are entitled to prescribe prostacyclins other than the Drug, and to prescribe implantable infusion pumps and catheter systems other than the ISR, for their patients in their sole discretion, in which event neither Party will be in breach of its obligations set forth in this Section 7, if it provides support or sells the Drug or ISR to such physicians and patients, provided, however, that the selling Party has not actively promoted such alternative to such physicians in violation of the terms of this Section 7.

7.4                               The Parties acknowledge that nothing in this Agreement will prevent Medtronic from developing products similar or identical to the ISR, System or Accessories, not for use with the Drug (so long as those other products are not used to deliver any PAH Therapy).

7.5                               This Section 7 shall be in addition to, and shall not limit, the non-competition provisions of the Restated Development Agreement related to countries of the Focus Territory outside the Territory.

SECTION 8

Confidentiality

8.1                               Definition.

“Confidential Information” shall mean any information or compilation of information of one of the Parties (the “Disclosing Party”) which it discloses to the other Party (the “Receiving Party”) that is not generally known to the public, including trade secrets and know-how, whether disclosed or generated during the Term of this Agreement, excluding information which:

(a)                                                    was already in the possession of the Receiving Party prior to the Receiving Party’s receipt from the Disclosing Party (provided that the Receiving Party is able to provide the Disclosing Party with reasonable proof thereof);

(b)                                                    is or becomes known to the public by reason of acts not attributable to the Receiving Party;

(c)                                                     is or becomes available to the Receiving Party from a source other than the Disclosing Party which source has rightfully obtained such information and has no obligation of non-disclosure or confidentiality (directly or indirectly) to the Disclosing Party with respect thereto; or

(d)                                                    has been independently developed by the Receiving Party without breach of this Agreement or use of any Confidential Information of the Disclosing Party (provided that the Receiving Party is able to provide the Disclosing Party with reasonable proof thereof if requested).

Confidential Information may include confidential information being held by the Disclosing Party for the benefit of a Third Party.  All Confidential Information disclosed by one party to the other under this Agreement (whether that of the Disclosing Party or a Third Party) must be in writing and bear a legend “Proprietary”, “Confidential” or words of similar import or, if disclosed in any manner other than in writing, shall be preceded by an oral statement indicating that the information is proprietary or confidential, and shall be followed by written summary of the information and confirmation that such information is confidential by the Disclosing Party within thirty (30) days.

8.2                               Confidentiality Obligations.

With respect to any Confidential Information of a Party disclosed by it or its Affiliates to the other Party during the term of this Agreement, such Receiving Party agrees that such Confidential Information shall be maintained in confidence by the Receiving Party and its Affiliates, shall be used only as required to perform the activities contemplated by this Agreement and the Safety Data Exchange Agreement, and that such Confidential Information shall not be disclosed by the Receiving Party or its Affiliates to any Third Party who is not a consultant or external auditor of, or an advisor to, the Receiving Party or its Affiliates without the prior written consent of the Disclosing Party (except as permitted or required for performance by the Receiving Party of its rights or duties hereunder).  Notwithstanding the foregoing provisions of this Section 8.2, either Party may disclose Confidential Information of the other Party or the terms of this Agreement if such Party reasonably determines, based on advice from its legal counsel, that it is required to make such disclosure by Applicable Law, regulation or legal process, including by the rules or regulations of the FDA or United States Securities and Exchange Commission (the “SEC”) or similar regulatory agency(ies) in a country other than the United States or of any stock exchange, in which event such Party shall provide prior notice of such intended disclosure to such other Party sufficiently in advance to enable the other Party to seek confidential treatment or other protection for the Confidential Information subject to such requirement unless the Disclosing Party is prevented by law or regulation from providing such advance notice, shall disclose only such Confidential Information of such other Party as such Disclosing Party reasonably determines is required to be disclosed, and shall seek confidential treatment of any terms of this Agreement that the Disclosing Party considers particularly sensitive, including the Commission terms of this Agreement, from the SEC, similar regulatory agencies in countries other than the United States, or any stock exchange.

8.3                               Disclosures to Employees, Consultants and Advisors.

The Receiving Party agrees that it and its Affiliates shall provide Confidential Information received from the Disclosing Party only to the Receiving Party’s respective employees, consultants and advisors, and to the employees, external auditors, consultants and advisors of the Receiving Party’s Affiliates, who have a need to know such Confidential Information, provided that each Party shall remain responsible for any failure by its and its Affiliates’ respective employees, consultants and advisors to treat such information and materials as required under this Section 8.

8.4                               Term.

All confidentiality and limited use obligations imposed under this Section 8 shall expire three (3) years after the expiration or termination of this Agreement provided, however that a Party’s obligation to protect any Confidential Information that the Disclosing Party has identified as a trade secret under Applicable Law shall continue as long as such Confidential Information remains a trade secret under Applicable Law.

8.5                               Agreement Terms; Public Announcement.

Except as otherwise permitted by this Agreement, neither party will disclose to any Third Party the terms of this Agreement or the transactions contemplated hereby, nor issue any press release or public announcement regarding the existence of this Agreement or any provisions hereof or the transactions contemplated hereby, without the other Party’s prior written consent; provided that either Party is permitted to disclose the existence of this Agreement and its contents in any filings if such Party reasonably determines, based on advice from its legal counsel, that it is required to make such disclosure in such filings by Applicable Law, regulation or legal process, including by the rules or regulations of the FDA or SEC or similar regulatory agency(ies) in a country other than the United States or of any stock exchange, in which event such Party shall provide prior notice of such intended disclosure to such other Party sufficiently in advance to enable the other Party to seek confidential treatment or other protection for the Confidential Information subject to such requirement, or to prepare a statement related to such disclosure, unless the Disclosing Party is prevented by law or regulation from providing such advance notice, shall disclose only such Confidential Information of such other Party as such Disclosing Party reasonably determines is required to be disclosed, and shall consider in good faith any request to seek confidential treatment of any terms of this Agreement that the Disclosing Party considers particularly sensitive, including the Commission terms of this Agreement, from the SEC, similar regulatory agencies in countries other than the United States, or any stock exchange.  To facilitate compliance with this section, the Parties agree to implement the Communication Plan as set forth in Schedule E, which may be modified in writing by mutual agreement of the Parties from time to time.

SECTION 9

ISR and Drug Warranties

9.1                               (a)                                 Medtronic extends customers who purchase the ISR a warranty in terms identical to the applicable warranty enclosed and delivered with components of the System.  This is the only warranty covering the ISR.  Medtronic will provide a copy of the warranty with each ISR sold hereunder to which a warranty applies.  No agent, employee or representative of UT has any authority to bind Medtronic to any additional affirmation, representation, warranty or condition concerning the ISR, Accessories, or the System.

(b)                                             UT extends its direct customers (i.e., wholesalers and distributors) who purchase the Drug a warranty in accordance with its contract with such direct customers.  This is the only warranty covering the Drug.  UT will provide a copy of the warranty for the Drug sold hereunder to Medtronic upon request.  No agent, employee or representative of Medtronic has any authority to bind UT to any affirmation, representation, warranty or condition concerning the Drug.

SECTION 10

Compliance

10.1                        Each Party agrees to comply with all Applicable Laws in performing its obligations under this Agreement.  Medtronic will comply with all Applicable Laws related to the sale, manufacturing, distribution and pricing, including pricing transparency, of the ISR in the Territory, and UT will comply with all Applicable Laws related to the sale, manufacturing, distribution and pricing, including pricing transparency, of the Drug in the Territory.  Each Party will be responsible for following its own policies regarding compliance, Anti-Corruption Laws, relationships with Healthcare Providers, fraud and abuse compliance, anti-kickback compliance and transparency reporting, and each Party will comply with their own business conduct standards and code of conduct.

10.2                        Each party agrees that all materials created pursuant to this Agreement, including specifically all training materials and Marketing Materials, will be consistent with the Applicable Law, including Approvals and all FDA-Approved Drug and ISR labeling.

10.3                        Government Watch List.  Each Party represents that it is not included in or listed: (i) on the List of Excluded Individuals/Entities maintained by the HHS Office of Inspector General pursuant to 42 U.S.C. Sections 1320a-7, 13955ccc, 1320c-5 and regulations promulgated thereunder, which, as of the Effective Date, can be searched at the internet website http://exclusions.oig.hhs.gov/; (ii) on the Excluded Parties List System maintained by the United States General Services Administration which, as of the Effective Date, can be searched at the internet website www.sam.gov; or (iii) as a Specially Designated National or Blocked Person on the U.S Treasury’s Office of Foreign Assets Control list of Specially Designated Nationals and Blocked Persons which, as of the Effective Date, is located at the internet web site http://www.ustreas.gov/offices/enforcement/ofac/sdn/.  Each Party will provide to the other Party prompt written notice at any time such Party is included in or listed on any of the foregoing lists.

10.4                        Notifications.  Each Party shall promptly notify the other Party upon becoming aware of any breach or violation of Applicable Law or the requirements of this Agreement by such Party, its members of its sales force or any other employee in connection with performing activities under this Agreement.  Each Party shall (to the extent allowed under Applicable Law) notify the other Party in writing immediately if any Third Party (including any Governmental Authority) alleges that either Party’s activities with respect to either the ISR or the Drug for use with the ISR are not in compliance with Applicable Law.  In the event of any conflict between the Safety Data Exchange Agreement and this Section 10.4, the Safety Data Exchange Agreement shall prevail.

10.5                        Cooperation.  Each Party shall, and shall cause its applicable sales force representatives and other employees performing activities under this Agreement to, cooperate with the other Party and its applicable sales force representatives and other employees performing activities under this Agreement in connection with any reasonable litigation preservation notice and in the conduct of any investigation of potential, alleged or identified violations of Applicable Law or the requirements of this Agreement, and shall furnish such records, information and testimony as may be reasonably requested in connection therewith.  Such cooperation shall include access during normal business hours afforded to the investigating Party to, and reasonable retention by the cooperating Party of, records and information that are reasonably relevant to such investigation and making sales force representatives and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

10.6                        Sunshine Act and Transparency.  Any physician licensed to practice in the United States and any U.S. teaching hospital is a “Covered Recipient.”  A “Payment or Transfer of Value” is any payment or transfer of value as defined in the U.S. Physician Payment Sunshine Act (42 USC 1320(e)(10)), and implementing regulations (42 CFR 403.900 et seq.) (collectively, “Federal Transparency Requirements”), and includes compensation, reimbursement for expenses, meals, travel, medical journal reprints, study supplies and medical writing and publications assistance.  As applicable, each Party acknowledges and agrees that any direct or indirect Payments or Transfers of Value to Covered Recipients are subject to transparency reporting requirements under the Federal Transparency Requirements and any similar state laws and regulations, including a party’s disclosure on its website.

Each Party shall be responsible for reporting any Payment or Transfer of Value made by such Party to any Covered Recipient in accordance with Applicable Law.  No Party will make any Payment or Transfer of Value to any Covered Recipient on behalf of the other Party.

Documentation concerning Payments or Transfers of Value to a Covered Recipient must be retained by each Party in accordance with each Party’s retention policies and Applicable Law.

SECTION 11

Trademarks

11.                               Rights.  Medtronic grants UT no rights under any patents, Marks or other words or symbols identifying the ISR, Accessories or System, related services or Medtronic’s business, except solely to the extent necessary or useful (i) to utilize the Joint Marketing Materials and Medtronic’s Individual Marketing Materials, and (ii) as are required for UT to perform the activities contemplated by this Agreement.  UT grants Medtronic no rights under any patents, Marks or other words or symbols identifying the Drug or UT’s business, except solely to the extent (i) to utilize the Joint Marketing Materials and UT’s Individual Marketing Materials, and (ii) as are required for Medtronic to perform the activities contemplated by this Agreement. The Parties agree and acknowledge that the Marks “ISR”, “IMPLANTABLE SYSTEM FOR REMODULIN”, “IMPLANTABLE SYSTEM FOR REMODULIN (TREPROSTINIL)” and associated logos are owned by UT.

SECTION 12

Term and Termination; Suspension

12.1                        Term.  This Agreement shall become binding and enforceable on the Effective Date and, unless earlier terminated in accordance with Section 12.2, shall continue in force for five (5) years from the date of Launch (the “Initial Term”).  Thereafter, this Agreement shall be renewed on an annual basis only by written agreement of the Parties at least 90 days prior to the expiration of the Agreement.

12.2                        Termination.  This Agreement may be terminated as follows:

a)             After the Initial Term, either Party may terminate this Agreement without cause at any time upon 180 days written notice.

b)             During the Initial Term, Medtronic may terminate this Agreement upon 180 days written notice if Medtronic discontinues operations of its drug delivery business, which it may do in its sole and absolute discretion.

c)              Either Party may terminate this Agreement by giving notice in writing to the other Party in the event the other Party is in material breach of any material obligation, representation, warranty, or covenant of this Agreement and, if such breach is curable, shall have failed to cure such breach within sixty (60) days after delivery to the breaching Party of written notice describing such breach;

d)             Either Party may terminate this Agreement by giving notice in writing to the other Party if the other Party has been in material breach of a material term or condition of this Agreement on three or more occasions within any six (6) month period, whether or not such breaches were cured within the cure period provided in Section 12.2(c);

e)              Either Party may terminate this Agreement at any time by giving notice in writing to the other Party, which notice shall be effective upon dispatch, should the other Party file a petition of any type as to its bankruptcy, be declared bankrupt, become insolvent, make an assignment for the benefit of creditors, go into liquidation or receivership;

f)               In the event of a Force Majeure event that frustrates the purpose of this Agreement and continues for at least one hundred eighty (180) days, either Party may terminate this Agreement by giving at least ninety (90) days’ notice in writing to the other Party;

g)              Either Party may terminate this Agreement at any time and immediately upon delivery of written notice to the other Party, (a) due to safety concerns, (b) as required by its quality system, (c) to comply with any regulatory authority’s request to terminate or withdraw the use of the ISR or any Approval, (d) if, prior to Launch, either Party is unable or unlikely able, without efforts or costs beyond those required to use Commercially Reasonable Efforts, to satisfy any condition of Approval (including the conditions of the PMA), or (e) if required to undertake significant remediation efforts to retain any Approval after the date of Launch, in each case as determined in the sole and absolute discretion of the Party terminating the Agreement.

h)             Medtronic may terminate this Agreement upon written notice to UT if unbudgeted remediation costs incurred by Medtronic relating to unforeseen quality-related issues exceed the greater of (a) $400,000; or (b) 10% of the Fee revenue received by Medtronic for the immediately prior calendar year, unless, in either case, UT agrees in writing to reimburse Medtronic for such costs, and such reimbursement occurs within ninety (90) days of Medtronic’s written notice of such costs.

i)                 Either Party may terminate this Agreement if the other Party is in material breach of the Safety Data Exchange Agreement.

12.3    Survival; Effect.

a)             Patient Management Fee.  Following expiration of the Agreement, or if this Agreement is terminated for any reason by either Party, UT shall pay to Medtronic within thirty (30) days of receipt of a reasonably detailed invoice (such invoice to be submitted by Medtronic no later than thirty (30) days following the effective date of such expiration or termination), the following:

i)                 costs incurred prior to the date of termination that are subject to reimbursement in accordance with this Agreement (including the Budget and the Timeline); and

ii)              costs that were committed to prior to receipt of notice of termination and which cannot be cancelled, and which are subject to reimbursement in accordance with this Agreement (including the Budget and the Timeline); and

iii)           upon the date of termination or expiration of this Agreement, and on each one-year anniversary thereafter (each a “Payment Date”), Medtronic will charge to UT the following amounts (the “Patient Management Fee”) so long as any patients receive the Drug via the ISR as of the Payment Date (provided, however, that no Patient Management Fee shall be due in the event this Agreement is terminated prior to Launch):

(1)         an annual fixed amount equal to $1,400,000 (the “Annual Fixed Amount”), which amount shall be adjusted upward annually on each anniversary of the Effective Date by the annual consumer price index published by the U.S. Department of Labor’s Bureau of Labor Statistics (the “Inflation Rate”); and

(2)         an annual variable amount based on the number of patients who have an ISR based on the following formula:  (X/100)(Y) where X is the total number of patients who have an ISR and Y is the annual variable amount (the “Annual Variable Amount”).  The Annual Variable Amount is $160,000.00, which amount shall be adjusted upward annually on each anniversary of the Effective Date by the Inflation Rate.

b)             Each Party will use commercially reasonable efforts to mitigate any costs in (i) and (ii) above following receipt of a notice of termination.

c)              UT’s obligation to pay the amounts described in Section a) iii) above do not apply, however, solely in the event that Medtronic terminates this Agreement because it is discontinuing operations of its drug delivery business.

d)             Ongoing Fee Obligation

i)                 Upon expiration or earlier termination of the Agreement, and unless as terminated below, UT shall pay to Medtronic the Patient Management Fee so long any patients receive the Drug via the ISR.

ii)              Notwithstanding the foregoing, UT’s is not obligated to pay Medtronic the Patient Management Fee in the event:

(1)         Medtronic terminates this Agreement because it has discontinued operations of its drug delivery business;

(2)         UT terminates this Agreement due to a material ISR supply shortage;

(3)         UT terminates this Agreement due to Medtronic’s breach of agreement;

(4)         UT or Medtronic terminates this Agreement (a) due to material safety concerns, (b) as required by its quality system, or (c) to comply with any regulatory authority’s request to terminate or withdraw the use of the ISR; or

(5)         This Agreement is terminated prior to Launch.

e)              UT’s auditing rights in Section 6.2.4 shall also apply to the Patient Management Fees.

f)               Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination, and the following provisions shall survive the expiration or termination of this Agreement: Section 1 (Definitions, as necessary for the interpretation of other surviving provisions); all payments of UT under Section 2.3 (Inventory Management); Sections 4.1 through 4.5 (Adverse Events,

Complaints and Recalls); Section 5 (Business Ethics); Sections 6.1(b), 6.1(c) and 6.2(d) (Records; Audits); Section 8 (Confidential Information); Section 10 (Compliance); Section 12 (Term and Termination; Suspension); Section 13 (Representations and Warranties); Section 14 (Limitation of Damages; Indemnities, and Insurance); Section 15 (Miscellaneous).

g)              In the event of a termination of this Agreement, the Restated Development Agreement shall also terminate. UT shall have no further obligations under the Restated Development Agreement in the event this Agreement is terminated (1) by Medtronic because it is discontinuing operations of its drug delivery business; or (2) by UT for Medtronic’s breach of this Agreement.

12.4                        Excused Performance.

a)             If a Party is prevented from performing its obligations hereunder as a result of a strike, riot, war, invasion, act of God, government, fire, explosion, flood, act of government agency or instrumentality, judicial action, or similar event or condition, in each case which is outside the reasonable control of such Party and which did not exist and was not reasonably foreseeable as of the Effective Date (a “Force Majeure”), such Party’s performance hereunder will be temporarily excused, only by the degree affected and after reasonable efforts by the Party to avoid being so affected; provided, that such Party delivers to the other Party written notice promptly upon learning of such event or condition, which notice shall include a detailed description of the event or condition and the anticipated effect on such Party’s ability to perform its obligations hereunder.

b)             Upon giving notice to the other Party, a Party affected by a Force Majeure shall be excused from the performance of its obligations under this Agreement, except for the obligation to pay any amounts due and owing hereunder, but only to the extent and only for the period that its performance of such obligations is prevented by such Force Majeure.

c)              During the period that the performance by one of the Parties of its obligations under this Agreement has been suspended by reason of an event of Force Majeure, the other Party may likewise suspend the performance of all or part of its obligations hereunder to the extent that such suspension is commercially reasonable.

SECTION 13

Representations and Warranties

13.1                        Medtronic Warranties.  In addition to Medtronic’s representations and warranties contained elsewhere in this Agreement, Medtronic represents and warrants to UT as follows:

a)             Medtronic has full corporate right and authority to enter into and perform this Agreement.  Medtronic is not a party to any agreement which conflicts with the terms of this Agreement and will not become a party to any such agreement during the Term of this

Agreement.  There are no liens on Medtronic’s property or contract rights that restrict or prohibit the rights granted by Medtronic hereunder, and Medtronic has obtained all necessary written consents from all Third Party lenders or lien holders.

b)             This Agreement has been duly authorized, executed and delivered by Medtronic and, assuming the due and valid authorization, execution and delivery of this Agreement by UT, this Agreement constitutes the legal, valid and binding obligation of Medtronic, enforceable against it in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting or relating to creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies (as so limited, the “Bankruptcy and Equity Exceptions”).

c)              All acts and omissions of Medtronic will comply with the obligations of Medtronic set forth in the Schedules to this Agreement, and the Approvals applicable to the ISR.

13.2                        UT Warranties.  In addition to UT’s representations and warranties contained elsewhere in this Agreement, UT represents and warrants to Medtronic as follows:

a)             UT has full corporate right and authority to enter into and perform this Agreement.  UT is not a party to any agreement which conflicts with the terms of this Agreement and will not become a party to any such agreement during the Term of this Agreement.  There are no liens on UT’s property or contract rights that restrict or prohibit the rights granted by UT hereunder, and UT has obtained all necessary written consents from all Third Party lenders or lien holders.

b)             This Agreement has been duly authorized, executed and delivered by UT and, assuming the due and valid authorization, execution and delivery of this Agreement by Medtronic, this Agreement constitutes the legal, valid and binding obligation of UT, enforceable against it in accordance with its terms, except as the same may be limited by the Bankruptcy and Equity Exceptions.

c)              All acts and omissions of UT will comply with the obligations of UT set forth in the Schedules to this Agreement, and the Approvals applicable to the Drug.

13.3                        EXCEPT AS IS EXPRESSLY PROVIDED IN THE WARRANTY APPLICABLE TO AN ISR, MEDTRONIC EXPRESSLY DISCLAIMS TO THE FULLEST EXTENT PERMISSIBLE UNDER APPLICABLE LAW ANY REPRESENTATION, WARRANTY OR CONDITION OF ANY KIND, EXPRESS OR IMPLIED, WHETHER AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER MATTER.  THE REMEDIES SET FORTH IN SUCH WARRANTY ARE THE ONLY REMEDIES AVAILABLE TO ANY PERSON FOR BREACH OF REPRESENTATION, WARRANTY OR CONDITION.  EXCEPT WITH RESPECT TO SECTION 8 (CONFIDENTIALITY), MEDTRONIC SHALL HAVE NO LIABILITY TO ANY PERSON FOR INCIDENTAL, SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES OF ANY DESCRIPTION, WHETHER ARISING OUT OF WARRANTY, OTHER

CONTRACT, TORT OR OTHERWISE, EVEN IF MEDTRONIC HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

13.4                        EXCEPT AS IS EXPRESSLY PROVIDED IN THE WARRANTY APPLICABLE TO THE DRUG, UT EXPRESSLY DISCLAIMS TO THE FULLEST EXTENT PERMISSIBLE UNDER APPLICABLE LAW ANY REPRESENTATION, WARRANTY OR CONDITION OF ANY KIND, EXPRESS OR IMPLIED, WHETHER AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER MATTER.  THE REMEDIES SET FORTH IN SUCH WARRANTY ARE THE ONLY REMEDIES AVAILABLE TO ANY PERSON FOR BREACH OF REPRESENTATION, WARRANTY OR CONDITION.  EXCEPT WITH RESPECT TO SECTION 8 (CONFIDENTIALITY), UT SHALL HAVE NO LIABILITY TO ANY PERSON FOR INCIDENTAL, SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES OF ANY DESCRIPTION, WHETHER ARISING OUT OF WARRANTY, OTHER CONTRACT, TORT OR OTHERWISE, EVEN IF UT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

SECTION 14

Limitation of Damages; Indemnities, and Insurance

14.1  Indemnity Obligations

14.1.1              Medtronic Indemnity.  Subject to the Annual Cap and Aggregate Cap described below, Medtronic shall fully indemnify and hold harmless UT against any and all losses, fees (including reasonable attorneys’ fees), or costs (collectively, “Losses”) in connection with third party claims arising from (a) failure of the ISR device to comply with its FDA-approved specifications or an adverse event that is allegedly caused by ISR device failure (“Medtronic Claims”); (b) Medtronic’s breach of this Agreement; (c) Medtronic’s violation of Applicable Law; and (d) Medtronic’s intentional, willful or wanton acts.

Notwithstanding the foregoing, Medtronic shall not be responsible to indemnify and hold UT harmless for any Loss to the extent arising from UT’s breach of this Agreement, violation of Applicable Law, or intentional, willful or wanton acts.

14.1.2  UT Indemnity.  UT agrees to fully indemnify and hold harmless Medtronic against any and all Losses in connection with third party claims arising from the marketing, sale, or use of the ISR, including but not limited to claims alleging Losses arising from (a) the Drug, including in connection with the marketing, sale, or use of the Drug; (b) ISR sales and field support, ISR TFEs, Medtronic Training, Medtronic Program Maintenance, and Reimbursement Support; (c) Medtronic Claims to the extent Losses exceed either the Annual Cap or the Aggregate Cap; (d) UT’s breach of this Agreement; (e) UT’s violation of Applicable Law; and (f) UT’s intentional, willful or wanton acts (collectively, “UT Claims”).

Notwithstanding the foregoing, UT shall not be responsible to indemnify and hold Medtronic harmless for any Loss to the extent arising from Medtronic’s (a) criminal acts; (b) intentional, willful or wanton acts; or (c) violations of Applicable Laws that are not Product Liability Laws.  “Product Liability Laws” means any law, whether statutory or common law, from any jurisdiction, allegedly or actually violated by Medtronic, as alleged by any third party against Medtronic and/or UT, in connection with any claim brought for any alleged failure and/or defect in the ISR, whether based in strict liability, negligence or otherwise, including but not limited to claims for manufacturing defect, design defect, defective or insufficient labeling and/or warnings, breach of express and/or implied warranty, and general negligence. In addition, UT shall not be responsible to indemnify Medtronic for fines, penalties or settlement amounts to regulatory or government entities, or legal expenses associated therewith, arising from actual or alleged violations of Applicable Law by Medtronic, or any costs relating to responding to any investigations or subpoenas by governmental/regulatory entities into potential violations of applicable law (in each case excluding such amounts to the extent paid to any individual plaintiff/claimant in connection with any actual or alleged violation of any Product Liability Law) (collectively, “Government Claims”).

14.2                        Third Party Claims.

“Medtronic-controlled Claims” mean all third-party claims, whether filed against Medtronic and /or UT: (i) that are subject to the Program Insurance (or for which a dispute exists as to whether coverage exists under the Program Insurance); (ii) that allege failure or any deficiency in the ISR, (iii) that relate in any manner to any Medtronic employees or services; (iv) are subject to any indemnification obligation of Medtronic; or (v) for which Medtronic may otherwise have liability.  “UT-controlled Claims” means all third-party claims related to the activities contemplated by this Agreement that are not Medtronic-controlled Claims.

Medtronic will have control over the defense and resolution of all Medtronic-controlled Claims, and UT will have control over the defense and resolution of all UT-controlled Claims.  The non-controlling party may participate in and monitor such defense with counsel of its own choosing at its own expense. In the event a Medtronic-controlled Claim is subject to indemnification by UT that is not fully satisfied by the Program Insurance, the following shall apply:

•                  Medtronic shall not settle the Claim without UT’s consent, which shall not be unreasonably withheld, conditioned or delayed;

•                  In the event UT requests Medtronic to settle the Claim, Medtronic shall cooperate with UT’s request so long as the proposed settlement does not adversely affect the ISR or Medtronic’s drug delivery business, or impose injunctive relief against Medtronic;

•                  Medtronic’s retention of counsel shall be subject to UT’s consent, which shall not be unreasonably withheld, conditioned or delayed, and Medtronic shall provide UT with regular updates on the litigation, including providing UT an opportunity to review and comments on all briefing for dispositive motions in advance of filing to the extent reasonably practicable, and Medtronic shall consider UT’s comments in good faith; and

•                  Any decision to appeal (or not appeal) shall be made by Medtronic in consultation with UT, taking into account UT’s input in good faith.

All Losses associated with the control or defense (including attorneys’ fees) of any Medtronic-controlled Claim will be paid by Medtronic, subject to the Annual Cap and Aggregate Cap, and

UT’s obligation to indemnify Medtronic for any UT Claims.  If and when such Losses exceed either the Annual Cap or the Aggregate Cap (as applicable) or if Losses are related to UT Claims, UT shall fully reimburse Medtronic for all such Losses within forty-five (45) days of notice provided by Medtronic detailing such Losses.  Alternatively, Medtronic may direct UT to directly pay such Losses.

All Losses associated with the control or defense (including attorneys’ fees) of any UT-controlled Claim will be paid by UT, subject to Medtronic’s obligation to indemnify UT for any Medtronic Claims.  If the Losses are related to Medtronic Claims, Medtronic shall fully reimburse UT for all such Losses within forty-five (45) days of notice provided by UT detailing such Losses to the extent such Losses are below the Annual Cap and Aggregate cap.  Alternatively, UT may direct Medtronic to directly pay such Losses, subject to the Annual Cap and Aggregate Cap.

The Parties agree that the settlement of any third-party claim (whether Medtronic-controlled Claim or UT-controlled Claim) will include a full release of UT and Medtronic with respect to such third-party claim.

The indemnification obligations by Medtronic and UT as set forth in the preceding paragraphs shall continue to apply regardless of whether Program Insurance (as defined below) is in effect, covers, or has paid out on any particular claim or amounts owed. To the extent that the Program Insurance (as defined below) covers and pays on any Medtronic Claim or UT Claim, the insurance proceeds will be paid out according to the terms set forth Section 14.4 below.

14.3  Medtronic Liability Cap.

Medtronic’s total liability for any and all liabilities under, in connection with, or as a result of the Agreement, the Program Insurance and the transactions contemplated thereby, whether for direct claims by UT or any third party claims, whether for a Medtronic-controlled Claim or UT-controlled Claim, shall not exceed in any event:

A)           The lesser of Two Million Dollars ($2,000,000.00) or twenty percent (20%) of the Fee revenue received by Medtronic for the immediately prior per calendar year (the “Annual Cap”); provided that the Annual Cap for calendar year 2018 and 2019 will be $2,000,000; or

B)           Ten Million Dollars ($10,000,000.00) in the aggregate (the “Aggregate Cap”).

The Aggregate Cap and Annual Cap shall not limit Medtronic’s liability for (a) Medtronic’s intentional, willful or wanton acts; (b) criminal acts; (c) violations of Applicable Laws that are not Product Liability Laws; or (d) Governmental Claims.

14.4  Insurance.

No later than the date of Launch, UT will include Medtronic as an additional insured on its insurance to cover products liability claims arising from the marketing, sale or use of the Drug, and will maintain such insurance thereafter.

Prior to Launch, the Parties shall procure and maintain insurance to cover products liability claims arising from the marketing, sale or use of the ISR (the “Program Insurance”); provided that UT shall pay all fees and expenses related to the Program Insurance as set forth below to obtain and maintain the Program Insurance. The insurer, policy terms, policy deductible or self-insured retention, and policy limits shall all be mutually agreed upon between Medtronic and UT. The parties agree that the minimum Program Insurance coverage will be $20 million per claim and $20 million in annual aggregate, with a self-insured retention of $2 million in annual aggregate.  Such amount may be updated as agreed upon in writing by the Parties from time to time.

The Program Insurance will designate Medtronic as the first named insured, with UT included by endorsement as a named insured, and UT shall reimburse Medtronic for all costs and premiums associated with the Program Insurance and collecting any amounts owed to Medtronic thereunder, including reasonable attorneys’ fees. UT will reimburse Medtronic for any Medtronic costs associated with obtaining and managing the Program Insurance and submitting and obtaining coverage for claims.

Any Losses paid by Medtronic in connection with a Medtronic Claim that is subject to coverage under the Program Insurance shall be paid directly towards costs to satisfy the self-insured retention amount up to the Aggregate Cap or Annual Cap.  Any excess amounts required to be paid to satisfy the self-insured retention amount with respect to such Medtronic Claim shall be paid by UT.

If any Losses are owed to a third party in excess of the Annual Cap and Aggregate Cap and relate to a Medtronic Claim required to be indemnified by UT or relate to a UT Claim, UT shall pay such Losses to the extent the Program Insurance does not make such payments directly.

If and when any Party receives any insurance proceeds directly from the Program Insurance, such payouts will be used to maintain the allocation of liability and Losses set forth in this Agreement to ensure that Medtronic shall pay or incur no Losses in excess of the Annual Cap or Aggregate Cap.  Medtronic shall pay the Program Insurance payout to UT within thirty (30) days of Medtronic receiving any payout, less (i) amounts owed by UT to Medtronic under the Agreement at the time of such payment, and (ii) the amount of Losses Medtronic has incurred in excess of the Annual Cap or Aggregate Cap.

In the event a Party receives notice of any claim (including any written demand or lawsuit) for which it will seek indemnification from the other Party or such claims may be covered by the Program Insurance, the Party receiving notice of such claim shall provide written notice to the other Party within five (5) Business Days of receipt and notify the Program Insurer immediately in accordance with the notice requirements of the Program Insurance.

The claim submission process to obtain any insurance proceeds from the Program Insurance shall be controlled by the Party permitted to control such claim under Section 14.3 (the “Controlling Party”), in accordance with and subject to the conditions set forth in such Section.  The Controlling Party agrees to use reasonable efforts to keep the other Party reasonably updated as to the status of the claims submission, handling and coverage process, and will provide the other Party the opportunity to provide reasonable input.  Any costs and/or fees incurred by Medtronic in submitting a claim, responding to the Program Insurer or otherwise obtaining coverage for a UT Claim, shall be fully reimbursed by UT within forty-five (45) days of notice provided by Medtronic detailing such costs and/or fees.

SECTION 15

Miscellaneous

15.1                        Assignment.  Neither Party shall have the right to assign or otherwise transfer its rights and obligations under this Agreement (whether by merger, share exchange, combination or consolidation of any type, operation of law, purchase or otherwise) except with the prior written consent of the other Party, except that either Party may assign this Agreement to any Affiliate solely for internal restructuring purposes, in which case the Party assigning its rights or obligations shall notify the other Party as soon as practicable but at least within thirty (30) days of such assignment and the new legal entity of that Party.  Any prohibited assignment shall be null and void.

15.2                        Notices.

All notices to a Party required or permitted hereunder shall be in writing and shall be delivered personally or by facsimile (receipt confirmed) to an executive officer of such Party or shall be sent by a reputable express delivery service or by certified mail, postage prepaid with return receipt requested, addressed as follows:

If to UT, to:

United Therapeutics Corporation
1110 Spring Street
Silver Spring, Maryland 20910
Attention: Martine Rothblatt, Ph.D., CEO
Facsimile:  301-608-9291

With copies to:

United Therapeutics Corporation
55 T.W. Alexander Drive
Research Triangle Park, NC 27709
Attention: Michael Benkowitz, President and Chief Operating Officer

United Therapeutics Corporation
1735 Connecticut Avenue, N.W.
Washington, D.C.  20009
Attention: Paul A. Mahon, General Counsel
Fax Number:  (202) 483-4006

If to Medtronic, to:

Medtronic, Inc.

8200 Coral Sea Street, NE

Mounds View, MN 55112

Attention:  David M. Steinhaus, M.D., Vice President and General Manager, Heart Failure

FAX:   (651) 367-8113

with a copy to:

Medtronic, Inc.

710 Medtronic Pkwy NE,

Minneapolis, MN 55432

Attention:  Mike Coyle, Executive Vice President and President, CVG

FAX:   651-367-0412

Any Party may change the above-specified recipient and/or mailing address by notice to all other Parties given in the manner herein prescribed.  All notices shall be deemed given on the day when actually delivered as provided above (if delivered personally, by courier or by facsimile) or on the day shown on the return receipt (if delivered by mail).

15.3                        Waiver, Discharge, Amendment, Etc.

The failure of any Party hereto to enforce at any time any of the provisions of this Agreement shall not, absent an express written waiver signed by the Party making such waiver specifying the provision being waived, be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part thereof or the right of the Party thereafter to enforce each and every such provision.  No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.  This Agreement may be amended by UT and Medtronic, by mutual agreement and any amendment to this Agreement shall be in writing and signed by UT and Medtronic.

15.4                        Relationship.

Nothing contained in this Agreement shall be deemed to create a joint venture, partnership, agency or similar endeavor between the Parties hereto.  Each Party shall act solely as an independent contractor and neither Party shall have any power or authority to direct or indirectly bind or act on behalf of the other.  No provision of this Agreement is intended to create, nor shall any such provision create, any fiduciary duty on the part of either Party for the benefit of the other, and no such provision shall be construed so as to require either Party to expend either funds or efforts or commit resources in excess of those explicitly contemplated by this Agreement.

15.5                        Governing Law.

The formation, legality, validity, enforcement, interpretation and performance of this Agreement shall be governed and construed according to the laws of the State of Minnesota, without giving effect to principles of conflict of laws.

15.6                        Complete Agreement.

The Schedules to this Agreement are hereby incorporated by reference into this Agreement.  This Agreement, including Exhibits and Schedules hereto, constitutes the entire agreement between UT and Medtronic with respect to the Commercialization and supersedes any prior agreements or understandings between the Parties, provided however this Agreement will not supersede the Amended and Restated Development Agreement, Safety Data Exchange Agreement and Pharmacovigilance Agreement.  Notwithstanding any other provision in this Agreement, in the event of a conflict between any Parties’ obligations and the Parties’ internal policies, the Parties’ internal policies shall control.

15.7                        Titles and Headings; Construction.

The titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.  This Agreement shall be construed without regard to any presumption or other rule requiring construction hereof against the Party causing this Agreement to be drafted.

15.8                        Severability.

If any provision contained or referred to in this Agreement shall be determined to be legally invalid or unenforceable, such provision shall be ineffective to the extent of such invalidity or unenforceability without affecting the remaining provisions of this Agreement which shall continue to be valid and enforceable to the fullest extent permitted by law.

15.9                        Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be considered one and the same agreement.  Copies of this Agreement with signatures transmitted by facsimile or electronic transmission shall be deemed to be original signed versions of this Agreement.

15.10                 Benefit.

Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Parties hereto or their respective successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

15.11                 Execution of Further Documents.

Each Party agrees to execute and deliver without further consideration any further applications, licenses, assignments or other documents, and to perform such other lawful acts as the other Party may reasonably require to fully secure and/or evidencing the rights or interests granted herein.

15.12                 Dispute Resolution.

a)             Mediation.  Subject to Section 15.12(c) below, the Parties will endeavor, except where initiation of a proceeding is necessary to protect rights against a statute of limitations or other time restriction making mediation impracticable, to resolve any disputes relating to this Agreement through amicable negotiations.  Any dispute against any Party arising out of, or with respect to, this Agreement (a “Dispute”), shall first be submitted to mediation according to the Commercial Mediation Procedures of the American Arbitration Association (see www.adr.org). Such mediation shall be attended on behalf of each Party for at least one (1) session by each Party’s Designated Representative, each of whom shall have authority to resolve such Dispute.  Either Party may initiate such mediation.

b)             Forum Selection; Consent to Jurisdiction; Waiver of Jury Trial.

i)                 Any Dispute that cannot be resolved by mediation within forty-five (45) days of written notice by one Party to the other Party of the existence of a Dispute (unless the Parties agree in writing to extend such forty-five (45) day period), shall be litigated exclusively in the state or federal courts sitting in Hennepin County, Minnesota (the “Designated Courts”), and the Parties accept the exclusive jurisdiction of the Designated Courts for the purpose of any such dispute.

ii)              In addition, each Party hereby irrevocably waives, to the fullest extent permitted by Applicable Law, any objection which it may now or hereafter have to the laying of venue of any Dispute or any judgment entered by any of the Designated Courts and hereby further irrevocably waives any claim that any Dispute brought in the Designated Courts has been brought in an inconvenient forum.

iii)           EACH PARTY HERETO WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY DISPUTE, AND AGREES TO TAKE ANY AND ALL ACTION NECESSARY OR APPROPRIATE TO EFFECT SUCH WAIVER.

c)              Specific Performance.  Each Party agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and the Parties would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would not provide adequate remedy in such event.  Accordingly, in addition to any other remedy to which a non-breaching Party may be entitled at Applicable Law, a non-breaching Party shall be entitled to seek injunctive relief, without the posting of any bond, and to specifically enforce the terms and provisions hereof.

15.13                 Costs of Enforcement.  The prevailing party in any proceeding with respect to any Dispute is entitled to reimbursement of its costs of enforcing its rights under this Agreement, including reasonable attorneys’ fees and costs.

15.14                 Conflicts with Development Agreement.  In the event of any conflict between the terms of this Agreement and the Development Agreement, the terms of this Agreement shall prevail, including but not limited to the termination provisions, indemnification rights and obligations of the Parties.

Signature Page follows

IN WITNESS WHEREOF, this Agreement has been signed on behalf of each of the Parties hereto as of the Effective Date.

MEDTRONIC, INC.		UNITED THERAPEUTICS CORPORATION

By:	/s/ David Steinhaus	By:	/s/ Michael Benkowitz

Name: David M. Steinhaus, M.D.		Name: Michael Benkowitz

Title: Vice President and General Manager, Heart Failure		Title: President and Chief Operating Officer

Date:	25 Feb 2019	Date:	2/25/2019